Exhibit 99.1

Teladoc Health Names Mike Waters as Chief Operating Officer

PURCHASE, NY, July 25, 2022 -- Teladoc Health (NYSE: TDOC), the global leader in whole-person virtual care, has named Mike Waters as chief operating officer. As COO, Waters will work closely with Jason Gorevic, CEO of Teladoc Health, on the organization’s overall operations and execution and will take primary responsibility for ensuring Teladoc Health’s member services and relations, supply chain, and provider network can effectively build and reliably deliver a distinctly seamless, integrated whole-person care experience. For more than two decades Mr. Waters has led strategic operations and growth initiatives for healthcare companies, helping to create accessible, affordable care services, as well as innovative ways to transform care experiences.

“Mike is an excellent addition to the Teladoc Health team and is the right fit to help evolve the organization’s operating model, enabling us to further scale across business sectors and geographies,” said Gorevic. “Mike brings with him a proven track record of innovation and success, as well as a strategic vision and best practices to accelerate Teladoc Health’s achievement of enterprise-level performance goals, and ultimately further our mission of bettering lives.”

Waters joins Teladoc Health from Providence, where he served as EVP and chief executive of the Ambulatory Care Network. Over his 15-year tenure at Providence, Waters was responsible for leading the overall strategy and execution of the Ambulatory Care Network, improving the health and well-being of patients by creating personalized, convenient, affordable health solutions outside of the system’s hospital walls. Prior to that, Waters created and led two nationwide health system consulting and recruiting companies, W Medical Group and Med Stat Incorporated.

“I am excited to join the team at Teladoc Health as we continue to strengthen our award-winning whole-person care solutions for our clients,” said Waters. “Teladoc Health’s strategy, mission, and vision have never been more compelling, and I look forward to helping our stakeholders unlock even more value as we continue to execute on Teladoc Health’s growth strategy.

Waters starts his new role effective July 25, 2022, and will report to Teladoc Health CEO Jason Gorevic.

About Teladoc Health

Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in whole-person virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Ranked #1 among direct-to-consumer telehealth providers in the J.D. Power 2021 U.S. Telehealth Satisfaction Study, Teladoc Health leverages more than a decade of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com or follow @TeladocHealth on Twitter.

Media:

Carolyn Edwards

321-795-1952

pr@teladochealth.com